UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2006

IMMTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25669 (Commission File Number)	39-1523370 (IRS Employer Identification No.)
One North End Avenue New York, New York (Address of principal executive offices)	10282 (Zip Code)
(212) 791-2911 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Principal Officers; Election of Directors; Appointment
of Principal Officers; Compensatory Arrangements of Certain Officers

On December 20, 2006 Immtech Pharmaceuticals, Inc. entered into an employment agreement with Eric L. Sorkin. Mr. Sorkin has been Immtech’s Chief Executive Officer since January 2006 and President since May 2006. Mr. Sorkin will receive an annual base salary of $375,000 beginning on April 1, 2007. In addition, he will be granted stock options to purchase up to 325,000 shares of Immtech’s common stock at an exercise price equal to $9.01 (the closing price of the common stock on the date of Board approval of the employment agreement). The options will be granted under Immtech’s 2006 stock incentive plan upon approval of the plan by Immtech’s stockholders at the annual meeting of stockholders currently scheduled for March 2, 2007. Under the employment agreement, Mr. Sorkin may receive a cash bonus of up to 60% of base salary, beginning with fiscal year ended March 31, 2008, and an annual bonus of up to 150,000 stock options, in each case in the sole discretion of the Board. In addition, if Mr. Sorkin is terminated without cause (as defined) or he resigns for good reason (as defined) then he will be entitled to receive, among other things, six months of severance based on his annual base salary. If Mr. Sorkin dies or is disabled, he or his estate is entitled to receive, among other things, up to twelve months of severance based on his annual base salary.

The following summary description is qualified in its entirety by reference to the Agreement, which is attached to this Form 8-K as Exhibit 10.46, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.46	Employment Agreement between Immtech Pharmaceuticals, Inc. and Eric L. Sorkin dated December 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMTECH PHARMACEUTICALS, INC.
By:	/s/ Gary Parks
Gary Parks
Chief Financial Officer

Date:	December 22, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.46	Form of Employment Agreement